Exhibit 99.1

Net1 UEPS Technologies, Inc Announces appointment of Alasdair Pein as a Non-Executive Director

Net 1 UEPS Technologies, Inc. (OTCBB:NUEP) announced today that it had appointed Mr. Alasdair Jonathan Kemsley Pein to its board of directors as a non-executive director. Mr. Pein will be serving as the chairman of the Remuneration Committee. The appointment increases the size of the board to 6 members.

Mr.Pein currently manages the portfolio investment interests of the Brenthurst Group out of Westport, Connecticut.

He has been a partner of the Southern Cross Capital LLC (“SCC”) since its founding in 2001. SCC is a manager of Investment funds for Brenthurst Limited. Brenthurst Limited is an investment holding company for the Oppenheimer family interests.

Mr.Pein was a President and CEO of Task (USA) Inc a New York based Investment Company from 1994 - 2001, before the establishment of Southern Cross Capital LLC.

He is a qualified South African chartered accountant and completed his articles with Deloitte and Touche, South Africa in Johannesburg in 1987.

Between 1989 and 1994 he spent six years in London with Bankers Trust International mergers and acquisitions team and prior to that a year with Gilbert Eliot Corporate Finance in London.

About Net1 (www.net1ueps.com)
Net1 is a provider of technologies and systems that create a secure and affordable transacting channel between formal businesses and the “un-banked” and “under-banked” populations of developing countries who have no or limited access to traditional banking facilities. Net1 has developed the Universal Electronic Payment System (“UEPS”) that utilizes smart card technology to provide a fully integrated payment, switching and settlement system suitable for multiple applications and services meeting the requirements of the un-banked and under-banked populations. The company, through its subsidiaries, employs the UEPS to add efficiency to a myriad of commercial activities that involve banking and payment systems, money transfers and other electronic data applications. The company’s payment system enables its customers to effect transactions “off-line” in underdeveloped areas where traditional financial institutions and their services have limited penetration or are otherwise unavailable due to the lack of, or limited branch, Automated Teller Machines (or “ATM”), Point Of Sale, support and communications infrastructures.

Contact William Espley at Net1 Investor Relations at:
Telephone: (604) 484-8750
Toll Free: 1-866-412-NET1 (6381)